Exhibit 99.1

For more information contact:
David Scoglio, CFO
Asure Software, Inc.
512-437-2732
dscoglio@asuresoftware.com

Asure Software Reports Fourth Quarter Results, Announces 3-for-2 Stock Split

•	Q4 Revenue of $3.65 million vs. guidance range of $3.53 to $3.63 million

•	Q4 EBITDA of $715,000, excluding one-time items and non-cash mark to market & original issue discount (OID); vs. guidance range of $540,000 to $630,000

•	Q4 Earnings of $0.06 per share, excluding one-time and non-cash mark to market & OID charges

•	Q4 Organic Deferred Revenue increased 22% sequentially driven by organic Cloud Bookings growth of 63% sequentially and monthly to annual contract conversions

•	Free Cash Flow of $1.47 million, or $0.48 per share, aided by accelerated conversion from monthly SaaS customers to upfront annual payments

•	Board approves 3-for-2 stock split effective April 30, 2012

AUSTIN, Texas, March 29, 2012 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workplace management software, announced results for the fourth quarter and full year results ended December 31, 2011.

Fourth quarter results, excluding one-time items, mark to market & OID, included earnings of $0.06 per share and EBITDA of $715,000. Adjusted to exclude only mark to market & OID adjustments, Asure was unprofitable at ($0.01) per share in both the fourth quarter and full year of 2011.

One-time items contributed ($0.07) per share, and consisted of acquisition-related legal and professional services, travel and other one-time expenses related to Asure’s acquisitions of ADI Time and Legiant. Non-cash mark to market and OID charges related to its convertible debt contributed and fair value of notes payable ($0.20) per share.

The Board of Directors also authorized the splitting of the company's common stock on a 3-for-2 basis, in the form of a 50% stock dividend, for shareholders of record on April 23rd. Shares resulting from the split are expected to be distributed on April 30, 2012. Cash will be distributed in lieu of fractional shares.

KEY FACTS FOR Q4:

Fourth quarter revenue was $3.65M, a 46% increase over the prior quarter, and 52% increase over the fourth quarter of 2010.  The $1.2M increase was largely driven by the acquisitions of ADI Time and Legiant in the fourth quarter of 2011. Excluding acquisition revenue, Asure’s recurring revenue as a percentage of overall revenue increased to 84%, a sequential increase of 4%. Including revenue from acquisitions, this metric was 75% for the fourth quarter of 2011, due to a larger percentage of hardware revenue coming via acquisitions, including our proprietary time clock solutions. Gross margins dropped to 75% with the inclusion of acquisitions due to a larger percent of hardware revenue as well.  Hardware revenue increased by 294% compared to last quarter as a result of the company’s proprietary time clock solutions.

 “We are pleased with our financial results of last quarter and 2011. We completed two successful acquisitions and have already realized significant synergies within the organization,” commented Pat Goepel, Chief Executive Officer of Asure Software. “Our new, unique product portfolio further enables the execution of our cloud-based strategy, which is evidenced in our strong bookings growth of 101% from the fourth quarter last year.  We believe our products and strategy put us in a unique position in the market as shown through the acceptance of our cloud-based software offerings, and new hardware technology in 2011.  We are focused on making our solutions widely available to clients, and similarly we have announced a 3 for 2 stock split that should make our stock broadly accessible to investors.”

David Scoglio, Asure’s Chief Financial Officer added, “Asure posted a strong fourth quarter financially as EBITDA and revenue exceeded guidance.  Organic deferred revenue grew 22% sequentially, and 57% year over year, due to increased Cloud bookings, and successful efforts to convert monthly contracts into annual paid up front contracts, which contributed to free cash flow for the fourth quarter of 2011.  Organic Cloud bookings posted strong comparables of 101%   year over year and 63% quarter over quarter.”

Mr. Scoglio also commented, “As a result of the transaction described in our Form 8-K on March 12, 2012, the Company’s convertible debt instruments, which were vitally important in the acquisition of ADI Time in October, 2011, had provisions that required separate mark to market accounting.  Approximately $1,150,000 of this debt has already converted into equity and the provisions causing the separate accounting have been amended and removed as of March 10, 2012.  This separate accounting requirement caused a $0.6 million mark to market non-cash charge in fourth quarter of 2011, and the modification and resulting conversion will cause an expected additional approximately $0.5 million non-cash charge in the upcoming 1st quarter of 2012.  Lastly, we have listed below our guidance for the coming quarter and have reconfirmed our plan for the year.  EPS guidance will be given after the effect of the stock split; at our Q2 earnings call in May.”

2012 Q1 Guidance*

$000s
	Guidance
	Q1 '12	FY '12
Revenue ($000s)	$4,100 - $4,200	18,000
EBITDA Gain ($000s), excl. One Time	$700 - $800	4,000
Free Cash Flow	$500 - $650	3,000

* Q1 2012 Guidance excludes the impacts of convertible debt conversions as outlined in our March 12, 2012 Form-8K

Conference Call Details
Asure will follow this announcement with a conference call for the investment community on Thursday, March 29th, at 11:00 a.m. EDT, (10:00 a.m. CDT) to further discuss the quarter and outlook.  Participating in the call will be Pat Goepel, Chief Executive Officer and David Scoglio, Chief Financial Officer.  To participate, dial (877) 853-5636 ten minutes before the call begins. International callers should dial (631) 291-4544.  The pass code for all callers is 59604584.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call at http://investor.asuresoftware.com/.

About Asure Software

Asure Software, Inc. (NasdaqCM:  ASUR ), headquartered in Austin, Texas. Asure Software's intuitive and innovative technologies enable companies of all sizes and complexities to operate more efficiently.  Simply put, we turbocharge your workplace by stimulating your workforce and maximizing your company’s resources while eliminating waste out of employee's workflow.

Asure Software’s number one priority is to delight our clients and support their change initiatives. We ensure a high-performing work environment by integrating our "keep it simple" solutions and expertise to over 3,500 plus clients world-wide; Asure Software’s suite of solutions range from time and attendance workforce management solutions to asset optimization and meeting room management.  For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11986

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

*Non-GAAP Financial Measures

This press release includes the following financial measures defined as a non-GAAP financial measure by the Securities and Exchange Commission: EBITDA and GAAP Net Income/(Loss) excluding one-time items. These supplemental financial measures are not required by GAAP, nor are the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See the “Reconciliation of GAAP Net Income/(Loss) to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)” and the “Reconciliation of GAAP Net Income/(Loss) to Net Earnings Excluding One-Time Items” tables included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are  frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings, EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Net Earnings Excluding One-Time Items is calculated by combining the company’s GAAP Net Earnings, or earnings per share, with items that are one time in nature and are not expected to recur on a dollar or per share basis.

Free Cash Flow is computed by subtracting capital expenditures from cash flow from operations, each as determined in accordance with GAAP and as reflected in the statement of cash flows.

Reconciliation of GAAP Net Earnings to Net Earnings Excluding 1-Time Items and GAAP Net Earnings excluding Mark to Market & OID (2011 only)
$000s	FOR THE THREE MONTHS ENDED DECEMBER 31		FOR THE TWELVE MONTHS ENDED DECEMBER 31
	2011	2010	2011	2010
Net Gain/(Loss)	(645)	66	(649)	(1,137)
Legal & Professional Services	126	0	210	0
Travel	42	0	83	0
Severance, Recruitment & Relocation	35	0	140	0
Sales & Marketing Infrastructure	0	0	35	0
Mark to Market & OID	604	0	604	0
Loss on Lease Amendment	0	0	0	1,203
Other 1-Time Items (net)	27	37	38	95
sub-total ex Mark to Market & OID	230		506
Total 1-Time Costs	834	37	1,110	1,298
Net Gain Excl. 1-Time Items	189	103	461	161

Net Gain Excl. Mark to Market & OID	(41)		(45)

Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock
Compensation Expense (EBITDA) and EBITDA Gain Excluding 1 Time Costs.

FOR THE THREE MONTHS ENDING
$000s	December 31, 2011	December 31, 2010	Inc/Dec
Net Gain/(Loss)	(645)	66	(711)
Interest	129	12	117
Interest - Mark to Market & OID	604	0	604
Tax	42	(4)	46
Depreciation	52	45	7
Amortization	277	195	82
Stock Compensation	26	10	16
EBITDA Gain	485	324	161
sub-total ex MMT & OID & 1 Time Taxes	230	37	193
EBITDA Gain Exc. 1 Time Items	715	361	354

FOR THE TWELVE MONTHS ENDING
$000s	December 31, 2011	December 31, 2010	Inc/Dec
Net Gain/(Loss)	(649)	(1,137)	488
Interest	159	64	95
Interest - Mark to Market & OID	604	0	604
Tax	72	17	55
Depreciation	166	237	(71)
Amortization	862	779	83
Stock Compensation	81	52	29
EBITDA Gain	1,295	12	1,283
sub-total ex MMT & OID & 1 Time Taxes	506	1,298	(792)
EBITDA Gain Exc. 1 Time Items	1,801	1,310	491

ASURE SOFTWARE, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December, 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,067	$1,070
Accounts receivable, net of allowance for doubtful accounts of $19 and $46 at December 31, 2011 and 2010, respectively	1,483	1,239
Inventory	116	25
Notes receivable	96	62
Prepaid expenses	338	255
Total current assets	3,100	2,651

Notes receivable	-	60
Property and equipment, net	414	281
Goodwill	6,264	-
Intangible assets, net	6,307	2,844
Total assets	$16,085	$5,836

Liabilities and Stockholders' Equity
Current liabilities:
Line of Credit	$500	-
Current portion of notes payable	349	-
Accounts payable	1,097	$560
Accrued compensation and benefits	141	95
Other accrued liabilities	536	361
Deferred revenue	4,792	1,955
Total current liabilities	7,415	2,971

Long-term liabilities:
Deferred revenue	169	116
Subordinated notes payable	4,323	-
Subordinated convertible notes payable	1,247	-
Derivative liability	835	-
Other long-term obligations	32	25
Total long-term liabilities	6,606	141

Stockholders' equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	--	--
Common stock, $.01 par value; 6,500 shares authorized; 3,343 and 3,341 shares issued, 3,087 and 3,085 shares outstanding at December 31, 2011 and 2010, respectively	334	334
Treasury stock at cost, 256 and 256 shares at December 31, 2011 and 2010, respectively	(5,017)	(5,017)
Additional paid-in capital	271,065	270,978
Accumulated deficit	(264,190)	(263,541)
Accumulated other comprehensive loss	(128)	(30)
Total stockholders' equity	2,064	2,724
	$16,085	$5,836

The notes in the Company’s forthcoming Form 10-K are an integral part of these consolidated financial statements.

ASURE SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Twelve Months December 31, 2011	Twelve Months December 31, 2010
Revenues	$10,941	$10,033
Cost of sales	2,289	2,259
Gross Margin	8,652	7,774

Operating Expenses
Selling, general and administrative	6,203	5,693
Research and development	1,678	1,445
Loss on lease agreement	-	1,203
Amortization of intangible assets	680	598
Total operating expenses	8,561	8,939

Income (Loss) From Operations	91	(1,165)

Other Income (Expenses)
Interest income	10	5
Gain on sale of assets	-	5
Gain on Investments	-	130
Foreign currency translation (loss) gain	74	(54)
Interest expense and other	(148)	(66)
Interest expense – amortization of OID and derivative mark-to-market	(604)
Total other income (loss)	(668)	20

Loss From Operations before Income Taxes	(577)	(1,145)
Benefit (provision) for income taxes	(72)	8
Net Loss	$(649)	$(1,137)

Basic and Diluted Loss Per Share
Basic	$(0.21)	$(0.37)
Diluted	$(0.21)	$(0.37)
Weighted Average Basic and Diluted Shares
Basic	3,085	3,087
Diluted	3,085	3,087

The notes in the Company’s forthcoming Form 10-K are an integral part of these consolidated financial statements.